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                                                                     Exhibit 5.1

                                 June 22, 2000



Board of Directors
Friede Goldman Halter, Inc.
13085 Seaway Road
Gulfport, Mississippi 39503

Gentlemen:

     We have acted as Mississippi counsel to Friede Goldman Halter, Inc., a Mississippi corporation (the "Company"), in connection with the Company's offer and sale of 8,750,000 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of the Company under the Company's Registration Statement on Form S-3 (Registration No. 333-39308) pursuant to the Company's prospectus dated June 19, 2000, as supplemented by the Company's prospectus supplement thereto dated June 22, 2000 (the "Prospectus") and filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended (the "Securities Act").

     We have examined originals or copies of (i) the Articles of Incorporation, as amended, of the Company as filed with the Secretary of State of the State of Mississippi; (ii) the Amended and Restated Bylaws of the Company; (iii) resolutions of the board of directors of the Company, and the pricing committee thereof, with respect to the issuance and listing of the Shares of Common Stock; and (iv) such other documents and records as we have deemed necessary and relevant for purposes hereof. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.

     We have assumed the genuineness of all signatures, the authenticity of all documents, certificates and records submitted to us as copies, and the conformity to original documents, certificates and records of all documents, certificates and records submitted to us as copies.
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Friede Goldman Halter, Inc.
June 22, 2000
Page 2

     Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

     1. The Company has been duly and validly authorized and is validly existing as a corporation under the laws of the State of Mississippi; and

     2. The Shares have been duly authorized and reserved for issuance and, when issued and paid for as described in the Prospectus, will be validly issued, fully-paid and non-assessable.

     This opinion is limited in all respects to the laws of the State of Mississippi. We express no opinion with respect to any laws of other jurisdictions applicable by virtue of conflicts of laws or other principles.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.l to the Company's Current Report on Form 8-K, dated as of June 22, 2000, and to the reference to this firm under the caption "Legal Matters" in the prospectus supplement dated June 22, 2000. By giving such consent, we do not admit that we are an "expert" for the purposes of the Securities Act or the rules and regulations issued thereunder.

                                        Very truly yours,

                                        WATKINS & EAGER PLLC


                                        M. Binford Williams, Jr.